Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Increases of 23% in Income from Continuing Operations and 31% in Net Interest Income in the Third Quarter of 2005

Loans from Continuing Operations Increase 23% to $590 Million at September 30, 2005

versus $480 Million at September 30, 2004

COSTA MESA, Calif., October 27, 2005 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2005. As previously announced, in the second quarter this year, the Company decided to discontinue its wholesale mortgage lending business and to focus its capital and other resources on the growth of its commercial banking business. As a result, its commercial banking and retail brokerage business comprise its continuing operations, while its wholesale mortgage lending business has been classified as discontinued operations.

Overview

In the third quarter ended September 30, 2005, income from continuing operations increased by $320,000, or 23%, to $1.7 million, or $0.16 per diluted share, from $1.4 million or $0.13 per diluted share in the same quarter last year. Discontinued operations, on the other hand, incurred a loss of $211,000, or $0.02 per diluted share, in the third quarter of 2005; whereas discontinued operations generated income of $108,000, or $0.01 per diluted share in the same quarter of 2004. Due to the loss from discontinued operations, net income in the third quarter of 2005 was $1.5 million, or $0.14 per diluted share, unchanged from the third quarter of 2004.

For the nine months ended September 30, 2005, income from continuing operations grew by $1.7 million, or 56%, to $4.6 million, or $0.43 per diluted share, from $2.9 million, or $0.28 per diluted share, in the first nine months of 2004. Discontinued operations sustained a loss of $501,000, or $0.05 per diluted share, in the nine months ended September 30, 2005 as compared to income of $266,000, or $0.02 per diluted share in the same nine months of 2004. As a result, net earnings grew by $880,000, or 27%, to $4.1 million or, $0.38 per diluted share, in the nine months ended September 30, 2005 from $3.2 million, or $0.30 per diluted share, in the same nine months of 2004.

The increases in income from continuing operations in the quarter and nine months ended September 30, 2005 were primarily attributable to increases in net interest income of $1.8 million, or 31%, and $5.1 million, or 32%, respectively, which more than offset increases in non-interest expense of $875,000, or 22%, and $2.3 million, or 20%, respectively, in the three and nine months ended September 30, 2005. The increases in net interest income were primarily due to a combination of favorable factors, including increases in the interest earned on loans, due primarily to a $110 million, or 23%, increase in net loans from continuing operations (which excludes loans held for sale) to $590 million at September 30, 2005 from $480 million at September 30, 2004 and an increase in the market rates of interest. These increases in net interest income also contributed to improvements in our net interest margin, which grew to 3.42% in the third quarter this year from 3.17% in the same quarter last year and to 3.35% in the nine months ended September 30, 2005 from 2.99% for the same nine months of 2004. The increases in non-interest expense were primarily attributable to expenses incurred as a result of the growth of our Long Beach California Financial Center, which opened in September 2004, and the opening in the second quarter this year of our full-service Inland Empire Financial Center, in Ontario California, which is our eighth full service banking and financial center and first in the Inland Empire.

The losses from discontinued operations in the quarter and nine months ended September 30, 2005 were due primarily to a reduction in mortgage lending revenues as a result of, and expenses incurred in connection with, the discontinuance of our wholesale mortgage lending business.

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PMBC Release, Page 2

October 27, 2005

“As a result of the continuing growth of our commercial lending business , we promoted two Financial Center Managers, one to manage our southern division, which comprises the geographic area where our Newport Beach, Costa Mesa, San Clemente and La Jolla Financial Centers are located and the other to manage our northern division, which comprises the geographic area where our Beverly Hills, Long Beach, La Habra and Ontario Financial Centers are located,” stated Raymond E. Dellerba, President and CEO. “In addition, we established a new Corporate Banking Division, which will target middle market companies requiring special loan financing, and we have promoted one of our senior officers to lead that Division. All three Division Managers work in close accord, with an experienced team of lenders, to provide southern California businesses, professionals and individuals with quality service and the ability to obtain quick, local loan decisions with fast turn around times,” added President Dellerba.

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, increased by $1.8 million, or 31%, to $7.6 million in the third quarter of 2005 from $5.8 million in the third quarter a year ago. In the nine months ended September 30, 2005, net interest income increased by $5.0 million, or 32%, to $20.7 million from $15.7 million in the same nine months of 2004. Net interest margin also improved to 3.42% in the quarter ended September 30, 2005, as compared to 3.17% in the same quarter of 2004, and to 3.35% in the nine months ended September 30, 2005 from 2.99% in the same nine months of 2004. These increases in net interest income and the improvements in net interest margin were due primarily to a combination of factors, including increases in interest earned on loans primarily as a result of the increase in loan volume from continuing operations during the 12 months ended September 30, 2005 and, to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans are tied.

Non-interest Income. Non-interest income decreased by $100,000, or 18%, to $461,000 in the third quarter of 2005, from $561,000 for the same period in 2004, primarily because non-interest income in the thirds quarter last included a net gain of $117,000 on a sale of other real estate owned. In the nine months ended September 30, 2005, non-interest income declined by $265,000, or 16%, to $1.4 million from $1.6 million in the like period of 2004, due primarily to the fact that non-interest income in the nine months ended September 30, 2004, included $369,000 of gains from sales of securities and $117,000 of gains from sales of other real estate owned; whereas there were no sales of, and hence no gains from, sales of securities or other real estate owned in the nine months ended September 30, 2005.

Non-interest Expense. Non-interest expense increased by $875,000, or 22%, to $4.8 million in the quarter ended September 30, 2005 from approximately $4.0 million in the same quarter of 2004. In the nine months ended September 30, 2005, non-interest expense increased by $2.3 million, or 20%, to $13.6 million from $11.3 million in the same nine month period of 2004. The increases in non-interest expense were primarily attributable to the September 2004 opening of, as well as the growth of, our commercial banking business at our Long Beach Financial Center and the opening of our new Ontario Financial Center in June of 2005, along with the addition of commercial loan officers in our Southern California Financial Centers and our new Corporate Banking Division.

Notwithstanding these increases in non-interest expense, our efficiency ratio (operating expenses as a percentage of total revenues) from continuing operations in the quarter and nine months ended September 30, 2005, improved to 60% and 62%, respectively, from 62% and 66%, respectively, in the same three and nine month periods of 2004, due primarily to the increases we generated in net interest income.

We anticipate that non-interest expense also will be higher during the reminder of this year, as compared to the same period of 2004, due primarily to the expansion of our banking franchise resulting primarily from the growth of our Long Beach Financial Center and the opening of our Ontario Financial Center and the staffing of our newly formed Corporate Banking Division.

Our discontinued operations consist of our wholesale mortgage lending business. As previously announced, in the second quarter of this year we decided to discontinue that business. The losses from discontinued operations in the three and nine month periods ended September 30, 2005 were primarily attributable to a reduction in mortgage loan originations resulting from, and severance and other expenses incurred in connection with, the winding down of those operations.

“As of September 30, 2005 there were three remaining mortgage loans with an aggregate carrying value of $828,000, classified as loans held for sale, which we plan to sell to investors during the fourth quarter of 2005. Once those mortgage loans are sold, the exit from the wholesale mortgage banking business should be complete,” said Nancy Gray, CFO.

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PMBC Release, Page 3

October 27, 2005

Balance Sheet Growth and Asset Quality

Loans from continuing operations (net of the allowance for loan losses) increased by $110 million, or 23%, to $590 million at September 30, 2005 from $480 million at September 30, 2004. The increase in core loans contributed to a 14% increase in total assets to $933 million at September 30, 2005, from $818 million one year earlier. Deposits also increased, growing by $47 million, or 9%, to $562 million at September 30, 2005, from $515 million at September 30, 2004. Contributing to that increase was a $14 million, or 8%, increase in non-interest bearing deposits to $191 million at September 30, 2005 from $177 million at September 30, 2004. Time deposits increased by 11% to $212 million at September 30, 2005 from $192 million at September 30, 2004, primarily, as a result of a marketing campaign at the new financial center in Ontario, CA. At September 30, 2005 non-interest bearing deposits and time deposits represented 34% and 38%, respectively, of total deposits, as compared to 34% and 37%, respectively, at September 30, 2004.

Loans classified as non-performing, 90 days past due, or impaired, totaled $1.4 million at September 30, 2005 as compared to $12,000 at September 30, 2004. We had no restructured loans at September 30, 2005 or 2004. The allowance for loan losses totaled $4.7 million, or 0.79% of core loans outstanding, at September 30, 2005 as compared to $4.0 million and 0.84%, respectively, at September 30, 2004. As a result of the increase in loan volume from continuing operations and in 90 day past due loans, we increased our loan loss provisions by $340,000 in the quarter ended September 30, 2005, as compared to $50,000 in the same quarter of 2004. The provisions made for loan losses in the nine months ended September 30, 2005, totaled $690,000, as compared to $923,000 in the same nine months of 2004.

Commercial Banking

“Pacific Mercantile Bank now has over $933 million in total assets including a $590 million portfolio of net loans from continuing operations. In addition, we believe that our strong capitalization, liquidity and financial center locations, coupled with the recent hiring of additional seasoned commercial loan and business development officers, will enable us to take advantage of an improving commercial loan demand market in Southern California to achieve further loan growth,” stated Mr. Dellerba.

Internet Banking

We continue to focus on expanding the functionality of our Internet banking system and the updating of the website to provide our customers convenient high tech banking services combined with strong, professional assistance. Our Internet Bank offers a convenient delivery channel for our banking products through our website at www.pmbank.com.

About Pacific Mercantile Bancorp.

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills and in Long Beach, one San Diego County financial center in La Jolla and our latest financial center in the Inland Empire, off the Interstate 10, in Ontario, California, which opened in late spring of this year. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), is engaged in the retail securities brokerage business. Brokerage accounts are cleared through National Financial Services LLC and are SIPC insured. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or about its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,”

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PMBC Release, Page 4

October 27, 2005

“anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements contained in this news release are based on current information and our business is subject to a number of risks and uncertainties that could cause our actual results in the future to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in deterioration in the performance of our commercial loan portfolio, because a substantial portion of our commercial loans are secured by real property. As a result, this could require us to increase the provisions we must make for potential loan losses and lead to increases in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations.

•	The risk that our decision to concentrate our capital and other resources on our commercial banking business by, among other things, exiting the wholesale mortgage banking business, will not turn out to be successful, in terms of the objectives underlying that decision, including growing our commercial banking business and increasing the efficiency of our operations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Release, Page 5

October 27, 2005

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Nine Months Ended September 30,			Three Months Ended September 30,
	2005	2004	Percent Change	2005	2004	Percent Change
Total interest income	$32,601	$24,198	34.7%	$12,146	$8,769	38.5%
Total interest expense	11,852	8,520	39.1%	4,583	2,981	53.7%

Net interest income	20,749	15,678	32.3%	7,563	5,788	30.7%
Provision for loan losses	690	923	(25.2)%	340	50	580.0%

Net interest income after provision for loan losses	20,059	14,755	35.9%	7,223	5,738	25.9%
Non-interest income
Service charges & fees	502	521	(3.6)%	164	181	(9.4)%
Net gains on sales of securities	0	369	N/M	0	0	N/M
Other non-interest income	869	746	16.5%	297	380	(21.8)%

Total non-interest income	1,371	1,636	(16.2)%	461	561	(17.8)%
Non-interest expense
Salaries & employee benefits	7,168	5,697	25.8%	2,506	2,024	23.8%
Occupancy and equipment	2,983	2,538	17.5%	1,004	835	20.2%
Other non-interest expense	3,495	3,153	10.8%	1,316	1,092	20.5%

Total non-interest expense	13,646	11,388	19.8%	4,826	3,951	22.1%

Income before income taxes	7,784	5,003	55.6%	2,858	2,348	21.7%
Income tax expense	3,196	2,062	55.0%	1,164	974	19.5%

Income from continuing operations net of taxes	4,588	2,941	56.0%	1,694	1,374	23.3%

Income (loss) from discontinued operations, net of taxes	(501)	266	(288.3)%	(211)	108	(295.4)%

Net Income	$4,087	$3,207	27.4%	$1,483	$1,482	0.1%

Net income (loss) per basic share:
Income from continuing operations	$0.45	$0.29		$0.16	$0.14
Income (loss) from discontinued operations	$(0.05)	$0.03		$(0.02)	$0.01
Net Income	$0.40	$0.32		$0.14	$0.15
Net income (loss) per diluted share:
Income from continuing operations	$0.43	$0.28		$0.16	$0.13
Income (loss) from discontinued operations	$(0.05)	$0.02		$(0.02)	$0.01
Net Income	$0.38	$0.30		$0.14	$0.14
Weighted average shares outstanding (in thousands)
Basic	10,150	10,082		10,176	10,082
Diluted	10,583	10,525		10,649	10,552
Ratios from continuing operations (1)
ROA	0.69%	0.51%		0.72%	0.69%
ROE	8.00%	5.48%		8.66%	7.55%
Efficiency ratio	61.69%	65.77%		60.14%	62.23%
Net interest margin (1)	3.35%	2.99%		3.42%	3.17%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2005 and 2004 have been annualized.

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PMBC Release, Page 6

October 27, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Percent Increase/(Decrease)
	2005	2004
ASSETS
Cash and due from banks	$36,956	$32,584	13.4%
Fed funds sold	40,000	34,600	15.6%
Interest bearing deposits	426	935	(54.4)%
Investments	250,759	233,382	7.4%
Loans (net of allowance of $4,690 and $4,043, respectively)	590,317	480,064	23.0%
Loans held for sale	828	23,445	(96.5)%
Investment in unconsolidated trust subsidiaries	837	527	58.8%
Other assets	13,306	12,875	3.3%

Total Assets	$933,429	$818,412	14.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$191,131	$177,111	7.9%
Interest bearing deposits
Interest checking	23,126	20,715	11.6%
Savings/money market	135,929	124,852	8.9%
Certificates of deposit	212,310	192,089	10.5%

Total interest bearing deposits	371,365	337,656	10.0%

Total deposits	562,496	514,767	9.3%
Other borrowings	259,706	208,149	24.8%
Other liabilities	5,270	4,187	25.9%
Junior subordinated debentures	27,837	17,527	58.8%

Total liabilities	855,309	744,630	14.9%
Shareholders’ equity	78,120	73,782	5.9%

Total Liabilities and Shareholders’ Equity	$933,429	$818,412	14.1%

Tangible book value per share(1)	$7.92	$7.42	6.7%

Shares outstanding	10,176,008	10,082,248

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)

	Year Ended September 30,
	2005	2004
Average gross loans (*)	$546,133	$422,503
Average loans held for sale	$30,317	$22,280
Average earning assets	$852,763	$732,101
Average assets	$894,487	$769,994
Average equity	$76,650	$71,732
Average interest bearing deposits	$368,552	$342,479

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)

	At September 30,
	2005	2004
Total non-performing assets	$1,354	$12
Net charge-offs year-to-date	$32	$823
Allowance for loan losses	$4,690	$4,043
Allowance for loan losses /gross loans (excl. loans held for sale)	0.79%	0.84%
Allowance for loan losses /total assets	0.50%	0.49%

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